SUBJECT TO SECTION 3.2 OF THE SUBORDINATION AGREEMENT REFERENCED BELOW WITH RESPECT TO THE DISTRIBUTION OF THE PROCEEDS OF PMF COLLATERAL (AS DEFINED THEREIN), THIS NOTE IS SUBORDINATED TO THE SENIOR DEBT (AS DEFINED THEREIN) IN THE MANNER AND TO THE EXTENT SET FORTH IN THE SUBORDINATION AGREEMENT MADE AS OF APRIL 21, 1995 (THE "SUBORDINATION AGREEMENT") BETWEEN PACIFIC MEZZANINE FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP, AND LASALLE NATIONAL BANK, A NATIONAL BANKING ASSOCIATION.


                                      NOTE



$5,000,000                                     April 21, 1995


     FOR VALUE RECEIVED, the undersigned, KLEER-VU PLASTICS CORPORATION, a Delaware corporation, PAS INDUSTRY, INC., a California corporation, and PROLINE STORAGE CORPORATION, a Tennessee corporation, as co-borrowers (collectively, the "Co-Borrowers"), jointly and severally promise to pay to the order of PACIFIC MEZZANINE FUND, L.P., A CALIFORNIA LIMITED PARTNERSHIP (the "Lender") the principal sum of Five Million Dollars ($5,000,000).

     This Note is issued pursuant to that certain Senior Subordinated Loan and Security Agreement (the "Agreement") dated as of April 21, 1995 between Co-Borrowers and Lender. Capitalized terms used herein which are not otherwise defined shall have the meanings given to such terms in the Agreement.

     Except as otherwise provided in the Agreement, Co-Borrowers agree to make
(i) a principal payment on the Loan equal to Sixty-Two Thousand Five Hundred Dollars (U.S. $62,500) on each Payment Date, commencing with April 1, 1997 and continuing through and including January 1, 1999; and (ii) a principal payment on the Loan equal to One Hundred and Eighty-Seven Thousand Five Hundred Dollars ($187,500) Dollars (U.S. $187,500) on each Payment Date, commencing with April 1, 1999 and continuing through and including April 1, 2002. Without limiting the foregoing, Co-Borrowers agrees to pay all outstanding principal and interest on the Loan on the Maturity Date.

     The Co-Borrowers further promise to pay to the order of the Lender interest on the unpaid principal amount hereof from time to time outstanding at the rate of thirteen percent (13%) per annum, or at the Default Rate (under the circumstances provided in the Agreement). Payments of interest hereunder shall be payable quarterly in arrears on each Payment Date (commencing July 1, 1995) and continuing through and including the Maturity Date, or as otherwise provided in the Agreement. Interest shall be calculated on a 360-day year with interest charged on an actual days elapsed basis.

     All payments of principal and interest hereunder shall be due and payable at 2:00 p.m., Pacific Daylight or Pacific Standard time, on the day when due. Such payments shall be made to the Lender at 88 Kearny Street, Suite 185O, San Francisco, CA 94108 or at such other location as may be specified by Lender from time to time in immediately available funds without setoff, counterclaim or other deduction of any nature.

     Except as otherwise provided in the Agreement, if any payment of principal or interest hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next following Business Day and such extension of time shall be included in computing interest in connection with such payment.

     This Note is the "Note" referred to in, and is entitled to the benefits of, the Agreement, which among other things provides for certain collateral securing payment of this Note and for the acceleration of the maturity hereof upon the occurrence of certain events and for prepayments in certain circumstances and upon certain terms and conditions.

     The unpaid principal amount of this Note, the unpaid interest accrued hereon, the interest rate or rates applicable to such unpaid principal amount and the duration of such applicability shall at all times be ascertained from the records of the Lender, which shall be conclusive absent manifest error.

     The Co-Borrowers hereby expressly waive presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Agreement, and an action for amounts due hereunder or thereunder shall immediately accrue.


                  [Remainder of Page Intentionally Left Blank]

      This Note shall be governed by, construed and enforced in accordance with the laws of the State of California.

                                                KLEER-VU PLASTICS CORPORATION

                                                By /s/ David W. Hardee
                                                  -----------------------------
                                                Title  Executive Vice President
                                                     --------------------------

                                                PAS INDUSTRY, INC.

                                                By /s/ David W. Hardee
                                                  -----------------------------
                                                Title  President
                                                     --------------------------

                                                PROLINE STORAGE CORPORATION
                                                By /s/ David W. Hardee
                                                   ----------------------------
                                                Title  Executive Vice President
                                                      -------------------------


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